ARTICLES OF AMENDMENT TO
                    ARTICLES OF INCORPORATION
                                OF
                 RETIREMENT CARE ASSOCIATES, INC.
              (SERIES E CONVERTIBLE PREFERRED STOCK)

     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST:  The name of the Corporation is Retirement Care Associates, Inc.

     SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows:

     "There is hereby established a series of Preferred Stock of the Corporation designated "Series E Convertible Preferred Stock." The number of shares of this series of Convertible Preferred Stock shall be 1,000,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     Section 1.     CONVERSION RIGHTS.

          a. RIGHT TO CONVERT. Each share of Series E Convertible Preferred Stock may be converted at the option of the holder thereof at the times set forth herein, and without the payment of any additional consideration thereof, into the number of fully paid, nonassessable shares of common stock $.0001 par value, of the Corporation (the "Common Stock") determined by taking the price paid per share of Series E Convertible Preferred Stock and dividing it by the Conversion Price as determined as follows: the Conversion Price shall be the lesser of (a) 110% of the average closing price as reported by the New York Stock Exchange of the Company's Common Stock (the "Closing Price") for the five (5) trading days immediately prior to the Original Issuance Date or (b) 85% of the average of the Closing Price for the five (5) trading days immediately preceding the Date of Conversion, as defined below in Section 1(c) herein; but in no event will the Conversion Price be less than $5.00.

          b. CONVERSION PERIODS. Each holder of Series E Convertible Preferred Stock shall have the option to convert one-half (1/2) of his shares at any time from and after the forty-fifth (45th) day following the date of issuance and one-half (1/2) of his shares at any time from and after the seventy-fifth (75th) day following the date of issuance.

          c. AUTOMATIC CONVERSION. Each share of Series E Convertible Preferred Stock not previously converted at the election of the holder thereof shall automatically be converted into shares of Common Stock at the then effective Conversion Price on the date which is two (2) years after the date such shares of Series E Convertible Preferred Stock were issued by the Corporation.

          d. ADDITIONAL SHARES OR CASH. Upon the conversion of shares of Series E Convertible Preferred Stock under the terms of Section 1a. through c. above, the holder of the shares of Series E Convertible Preferred Stock converted shall also receive additional shares of Common Stock as determined by the following calculation for each share of Series E Convertible Preferred Stock that is converted:

                         (.08)(N/365)(P)
                               -----------------
                         Conversion Price
where,

     N    =    The number of days between the original date of issuance of the Series E Convertible Preferred Stock (the "Original
               Issuance Date") and the applicable date of conversion, and

     P    =    Price paid per share of Series E Convertible Preferred
Stock.

PROVIDED, HOWEVER, that in lieu of issuing all or a portion of the additional shares of Common Stock to which a holder of Series E Convertible Preferred Stock is entitled, the Corporation may, in the sole discretion of the Board of Directors, pay to such holder an amount in cash equal to the Conversion Price of such additional shares; and PROVIDED FURTHER that the Corporation shall be required to pay such amount in cash in lieu of additional shares of Common Stock if it is necessary to do so in order to prevent the total number of shares of Common Stock to be issued upon the conversion of all of the shares of the Series E Convertible Preferred Stock from exceeding 2,200,000 (which number shall be adjusted in accordance with Section 2b. hereof).

          e.   MECHANICS OF CONVERSION.  No fractional shares of Common
Stock shall be issued upon conversion of Series E Convertible Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporations calculations shall be deemed conclusive absent manifest error.
In order to convert Series E Convertible Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, either by overnight courier or 2-day courier, to the office of the Corporation or of any transfer agent for the Series E Convertible Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same, the number of shares of Series E Convertible Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series E Convertible Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          The Corporation shall use its best efforts to issue and deliver within three (3) business days after delivery to the Corporation of such Series E Convertible Preferred Stock certificates, or after such agreement and indemnification, to such holder of Series E Convertible Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided the original shares of Series E Convertible Preferred Stock to be converted are received by the Corporation of the transfer agent, as the case may be, within three (3) business days thereafter and the person or person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series E Convertible Preferred Stock to be converted are not received by the transfer agent within three (3) business days after the Date of Conversion, the notice of conversion shall become null and void.

     Section 2.     CORPORATE EVENTS.

          a. NOTICES OF RECORD DATE. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation and any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series E Convertible Preferred Stock at least 20 days prior to the record date specified herein, a notice specifying (A) the date on which any such record date is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and
(C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) become eligible to receive securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

          b. CORPORATE CHANGES. The Closing Price used to determine the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporation Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series E Convertible Preferred Stock shall be assumed by the acquiring entity and thereafter the Series E Convertible Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted the Series E Convertible Preferred Stock immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the Conversion Price and any stock dividend, stock split or share combination of the Common Stock after such corporate event.

     Section 3. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series E Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series E Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to affect the conversion of all then outstanding shares of the Series E Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     Section 4.     LIQUIDATION PREFERENCE.

          a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series E Convertible Preferred Stock shall be entitled to receive, immediately after distributions of senior securities required by the Corporation's Articles of Incorporation, and prior and in preference to any distribution to junior securities but in parity with any distribution to parity securities, an amount per share equal to the sum of (i) $10.00 (the "Original Convertible Issue Price") and (ii) an amount equal to 4% of the Original Convertible Issue Price per annum for the period that has passed since the date of issuance of any Series E Convertible Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series E Convertible Preferred Stock and parity securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series E Convertible Preferred Stock and the parity securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series E Convertible Preferred Stock and the parity securities, pro rata, based on the respective liquidation amounts to which such series of stock is entitled by the Corporation's Articles of Incorporation.

          b. Upon the completion of the distribution required by subsection 5(a), if assets remain in this Corporation, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to subsection 5(a) above) and junior securities in accordance with the Corporation's Articles of Incorporation.

          c. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 5, but shall instead be treated pursuant to Section 3 hereof.

     Section 5. VOTING RIGHTS. The holders of Series E Convertible Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series E Convertible Preferred Stock, voting separately as a class, will be required for an amendment, alteration or repeal of the Corporation's Articles of Incorporation if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series E Convertible Preferred Stock.

     To the extent that under Colorado law the vote of the holders of the Series E Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series E Convertible Preferred Stock shall constitute the approval of such action by the class. To the extent that under Colorado law the holders of the Series E Convertible Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series E Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series E Convertible Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

     Section 6. PROTECTIVE PROVISIONS. So long as shares of Series E Convertible Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series E Convertible Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Convertible Preferred Stock:

          a. alter or change the rights, preferences or privileges of the shares of the Series E Convertible Preferred Stock or any other securities so as to affect adversely the Series E Convertible Preferred Stock;

          b. create any new class or series of stock having a preference over, or being on a parity with, the Series E Convertible Preferred Stock with respect to distributions pursuant to Section 5 above; or

          c. do any act or thing which would result in taxation of the holders of shares of the Series E Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended)

     Section 7. STATUS OF CONVERTED OR REACQUIRED STOCK. In case any shares of Series E Convertible Preferred Stock shall be converted pursuant to Section 1 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

     Section 8. REDEMPTION PROVISIONS. Shares of the Series E Convertible Preferred Stock are not redeemable.

     Section 9.     DIVIDEND PROVISIONS.  The holders of shares of the Series
E
Convertible Preferred Stock are not entitled to receive any dividends.

     Section 9. NOTICES. Any notice required to be given to holders of shares of Series E Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address."

     THIRD: Such Amendment was duly adopted by the Board of Directors of the Corporation on the 8th day of April 1996.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 16th day of April 1996.

                              RETIREMENT CARE ASSOCIATES, INC.


                              By  /s/ Chris Brogdon
                                  Chris Brogdon, President
ATTEST:

/s/ Edward E. Lane
Edward E. Lane, Secretary